Exhibit 99.1

www.vuzix.com

VUZIX CORPORATION ANNOUNCES CLOSING OF $97.75 MILLION PUBLIC OFFERING OF COMMON STOCK

West Henrietta, NY, April 1, 2021- Vuzix Corporation (Nasdaq: VUZI, the “Company”), a leading supplier of Smart-Glasses and Augmented Reality (AR) technologies and products for the consumer and enterprise markets, today announced the closing of the Company’s previously announced underwritten public offering of 4,768,293 shares of its common stock at a price to the public of $20.50 per share, including 621,951 shares pursuant to the full exercise by the underwriters of their over-allotment option. The gross proceeds to the Company from the offering were approximately $97.75 million, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

BTIG, LLC acted as sole book-running manager for the offering. Craig-Hallum Capital Group, LLC acted as co-manager for the offering. The Special Equities Group (SEG), a division of Dawson James Securities, Inc., acted as a financial advisor to the Company.

The Company intends to use the net proceeds from the sale of the shares of common stock for general corporate purposes, including working capital to accelerate the building of finished goods inventory to address increasing customer demand, new technology development, new product development, purchases of technology, expansion of our software offerings, and possible related acquisitions of other firms.

The shares described above were offered by the Company pursuant to a shelf registration statement on Form S-3, including a base prospectus, that was filed on February 2, 2021 and declared effective by the SEC on February 9, 2021. The offering was made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A final prospectus supplement and accompanying prospectus relating to the offering was filed with the SEC and is available on the SEC’s website located at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained by contacting BTIG, LLC at 65 East 55th Street, New York, NY, 10022, by email at ProspectusDelivery@btig.com or by telephone at (212) 593-7555.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Vuzix Corporation

Vuzix is a leading supplier of Smart-Glasses and Augmented Reality (AR) technologies and products for the consumer and enterprise markets. The Company's products include personal display and wearable computing devices that offer users a portable high-quality viewing experience, provide solutions for mobility, wearable displays and augmented reality. Vuzix holds 184 patents and patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2021 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK, and Tokyo, Japan. For more information, visit Vuzix website, Twitter and Facebook pages.

Vuzix Corporation, 25 Hendrix Road, Suite A, West Henrietta, NY 14586 USA

Phone (585) 359-5985 / IR@vuzix.com

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements contained in this release relate to, among other things, expected use of proceeds. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the Company's Annual Reports and other filings with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Media and Investor Relations Contact:

Ed McGregor, Director of Investor Relations

Vuzix Corporation

ed_mcgregor@vuzix.com

Tel: (585) 359-5985

Vuzix Corporation, 25 Hendrix Road, Suite A, West Henrietta, NY 14586 USA

Investor Information – IR@vuzix.com

www.vuzix.com